                                     SCHEDULE 14a
                                    (RULE 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                       EXCHANGE ACT OF 1934 ( AMENDMENT NO.   )

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

     Preliminary Proxy Statement    Confidential For Use of the Commission Only
                                    (as permitted by Rule 14a-6(e)(2)
/X/  Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                               EARTHLINK NETWORK, INC.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

    /X/ No fee required.
       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5)  Total fee paid:

--------------------------------------------------------------------------------

      Fee paid previously with preliminary materials:

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      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

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    (2)  Form, Schedule or Registration Statement No.:

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    (3)  Filing Party:

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    (4)  Date Filed:

                               EARTHLINK NETWORK, INC.
                                 3100 NEW YORK DRIVE
                              PASADENA, CALIFORNIA 91107
                                    (818) 296-2400

                                                                  April 22, 1997



Dear Stockholder:

    You are cordially invited to attend the 1997 Annual Meeting of Stockholders of EarthLink Network, Inc., which will be held at 2:00 p.m. local time on Thursday, May 22, 1997, in the Executive Conference Room of EarthLink's Wes LeBaron Technology Center, 2947 Bradley Street, Pasadena, California (the "Annual Meeting").

    The principal business of the meeting will be to elect directors for the ensuing year. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of 1997.

    Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                  Sincerely yours,



                                  Sky D. Dayton
                                  CHAIRMAN OF THE BOARD

                               EARTHLINK NETWORK, INC.
                                 3100 NEW YORK DRIVE
                              PASADENA, CALIFORNIA 91107
                                    (818) 296-2400


                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The 1997 Annual Meeting of the Stockholders of EarthLink Network, Inc. will be held at 2:00 p.m. local time, Thursday, May 22, 1997, in the Executive Conference Room of EarthLink's Wes LeBaron Technology Center, 2947 Bradley Street, Pasadena, California. The meeting is called for the following purposes:

    (1)  To elect directors for the ensuing year; and

    (2) To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on April 2, 1997 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                             By order of the Board of Directors,



                             Sky D. Dayton
                             CHAIRMAN OF THE BOARD

Pasadena, California
April 22, 1997














    IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

                               EARTHLINK NETWORK, INC.
                                 3100 NEW YORK DRIVE
                              PASADENA, CALIFORNIA 91107

                                   PROXY STATEMENT

    This Proxy Statement is furnished by and on behalf of the Board of Directors of EarthLink Network, Inc. (the "Company" or "EarthLink") in connection with the solicitation of proxies for use at the 1997 Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. local time on Thursday, May 22, 1997, in the Executive Conference Room of EarthLink's Wes LeBaron Technology Center, 2947 Bradley Street, Pasadena, California, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be mailed on or about April 22, 1997 to the Company's stockholders of record (the "Stockholders") on the Record Date, as defined below.

                 THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE
                      AND RETURN THE ENCLOSED PROXY CARD IN THE
                          POSTAGE PREPAID ENVELOPE PROVIDED.

                               SHARES ENTITLED TO VOTE


GENERAL

    Proxies will be voted as specified by the Stockholder or Stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share, of the Company (the "Common Stock") represented thereby will be voted FOR the election as directors of the nominees listed in this Proxy Statement. The submission of a signed proxy will not affect a Stockholder's right to attend and to vote in person at the Annual Meeting. A Stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

    Only holders of record of Common Stock as of the close of business on April 2, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 9,732,589 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters except with respect with the cumulative voting features applicable to the election of Directors.

QUORUM REQUIRED

    According to the Company's Bylaws, the holders of a majority of the Shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

VOTE REQUIRED

    Under Delaware law, directors are elected by a plurality of the votes of the shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. In connection with the cumulative voting feature applicable to the election of directors, each Stockholder is entitled to as many votes as shall equal the number of shares held by such person at the close of business on the Record Date, multiplied by the number of directors to be elected. A Stockholder may cast all of such votes for a single nominee or may apportion such votes among any two or more nominees. For example, when nine directors are to be elected, a holder of 100 shares may cast 900 votes for a single nominee, apportion 450 votes to each of two nominees, or apportion 900 votes in any other manner by so noting in the space provided on the accompanying proxy card. A Stockholder may withhold votes from any or all nominees by notation to that effect on the proxy card. Except to the extent that a Stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for, and, if necessary, exercise cumulative voting rights to secure, the election of the nominees listed below as directors of the Company.

    With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its Stockholders.

                          PROPOSAL I - ELECTION OF DIRECTORS

NOMINEES

    The Company's Bylaws provide that the Company shall have at least one and not more than eleven directors, the exact number to be fixed by resolution of the Board of Directors from time to time. The Board has fixed the number of directors at nine. At this Annual Meeting, all nine directors will be elected for a term expiring at the 1998 Annual Meeting of Stockholders. The Board of Directors has nominated Sky D. Dayton, Charles G. Betty, Sidney Azeez, Robert M. Kavner, Linwood A. Lacy, Jr., Paul McNulty, Kevin M. O'Donnell, John W. Sidgmore and Reed E. Slatkin for election to the Board of Directors at the Annual Meeting, each to serve until the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

    All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of directors as specified therein by the Stockholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of the nominees listed in this Proxy Statement to the Board of Directors. Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director.

    Stockholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Stockholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

    Set forth below is certain biographical information furnished to the Company by each director nominee. Each such nominee currently serves as a director of the Company.

INFORMATION REGARDING NOMINEES FOR DIRECTORS

SKY D. DAYTON
Age: 25

    Mr. Dayton, the founder of the Company, has served as Chairman of the Board of Directors since the Company's inception in May 1994 and served as its Chief Executive Officer from May 1994 until May 1996. From 1992 to 1993, he served as co-owner of a computer-based digital imaging firm, Dayton Walker Design. From 1991 to 1992, he served as Director of Marketing for new products at Executive Software, a VAX/VMS utility software maker. From 1990 to 1994, Mr. Dayton co-owned Cafe Mocha, a coffee house in Los Angeles, which he co-founded, and was a co-owner of Joe Cafe, a coffee house in Studio City, California.

CHARLES G. BETTY
Age: 40

    Mr. Betty has served as the President and as a director of the Company since January 1996, and, was named the Company's Chief Executive Officer in May 1996. From February 1994 to January 1996, Mr. Betty was a strategic planning consultant, advising, among others, Reply Corp., Perot Systems Corporation and Microdyne, Inc. From September 1989 to February 1994, Mr. Betty served as President, Chief Executive Officer and a director of Digital Communications Associates, Inc., a publicly traded network connectivity provider.

SIDNEY AZEEZ
Age: 64

    Mr. Azeez has been a director of the Company since June 1996. During the past five years, Mr. Azeez has been a private investor. Mr. Azeez founded Ultronic Systems Corp., which produced a stock and commodity quotation system. He also founded American Cellular Network, Inc. and Universal Telecell, Inc. ("Unitel"), both of which are cellular telephone companies, PCS, Inc., a wireless communications company, and several banks in Colorado and New Jersey. Mr. Azeez is a director of Unitel and Thermal Tech Development, Inc.

ROBERT M. KAVNER
Age: 53

    Mr. Kavner has been a director of the Company since June 1996. Since September 1996, he has served as President and Chief Executive Officer of On Command Corporation, a provider of on demand video for the hospitality industry. From 1994 through August 1995, he was director of business advisory services for Creative Artist Agency. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, including Senior Vice President and Chief Financial Officer, Executive Vice President of the Communications Products Group, Chief Executive Officer of the Multimedia Products and Services Group, President of the Computer Division, Chairman of the UNIX Systems Laboratory, Chairman of AT&T Capital Corporation, Chairman of AT&T Paradyne Corporation and Chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T's Executive Committee. Mr. Kavner serves as a director of Fleet Financial Group, Ascent Entertainment, Inc. and Tandem Computers, Inc.

LINWOOD A. LACY, JR.
Age: 51

    Mr. Lacy has been a director of the Company since June 1996. Since October 1996, he has served as President and Chief Executive Officer of Micro Warehouse Incorporated. From 1989 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From
June 1995 until April 1996, he was President and CEO of Ingram Industries Inc., and from April 1996 to May 1996 served as its Vice Chairman. Mr. Lacy serves as a director of Ingram Industries Inc., Entex Information Services, Inc. and Micro Warehouse Incorporated.

PAUL MCNULTY
Age: 35

    Mr. McNulty has been a Director of the Company since November 1996.
Mr. McNulty has been a Managing Director of Soros Fund Management ("SFM"), a New York-based investment firm, since January 1996, and was a Securities Analyst at SFM from January 1993 until January 1996. Prior thereto, Mr. McNulty was employed as an Associate at MVP Ventures, a venture capital firm in Boston, Massachusetts.

KEVIN M. O'DONNELL
Age: 46

    Mr. O'Donnell, a co-founder of the Company, has been a director of the Company since its inception. Mr. O'Donnell is President of O'Donnell & Associates, a venture capital firm specializing in emerging high technology companies. In 1982, Mr. O'Donnell founded Government Technology Services, Inc., a reseller of computer equipment to the federal government, and from 1982 to 1990 served as its Chairman, Chief Executive Officer and President.

JOHN W. SIDGMORE
Age: 45

    Mr. Sidgmore has served as a director of the Company since October 1996. He has served as President and Chief Operating Officer of MFS Communications Company, Inc. ("MFS") since August 1996 and as a director of MFS since October 1996. MFS was acquired by WorldCom, Inc. ("WorldCom") in December 1996, and since December 31, 1996, Mr. Sidgmore has served as a director and as the Vice Chairman and Chief Operations Officer of WorldCom. In addition, Mr. Sidgmore served as Chief Executive Officer and a director of UUNET Technologies, Inc. ("UUNET") from June 1994 to the present, and also held the position of President of UUNET from June 1994 to August 1996 and from January 1997 to the present. UUNET is presently a wholly-owned subsidiary of MFS and, indirectly, of WorldCom. In 1989, he became President and Chief Executive Officer of Intelicom Solutions Corporation (currently CSC Intelicom), a telecommunications software company. In 1991, this company was sold to Computer Sciences Corporation, and he remained President and Chief Executive Officer until June 1994. From 1975 to 1989, Mr. Sidgmore was employed by GEIS, where he was Vice President and General Manager of GEIS North America from 1985 to 1989. Mr. Sidgmore is also a director of Saville Systems PLC, a provider of billing software for the telecommunications industry.

REED E. SLATKIN
Age: 47

    Mr. Slatkin, a co-founder of the Company, has been a director of the Company since its inception. Mr. Slatkin is a private investor and money manager who has invested in public and private companies for the last 15 years.
Mr. Slatkin is a director of Havenwood Ventures, Inc.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
                THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

    The Company's Board of Directors held twelve meetings during 1996. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. During 1996, no director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during his term as a director of the Company.

    COMMITTEES OF THE BOARD OF DIRECTORS. The Compensation Committee of the Board of Directors consists of Messrs. Lacy, O'Donnell and Slatkin. The Compensation Committee establishes cash and long-term incentive compensation for executive officers and other key employees of the Company. The Compensation Committee also administers the Company's 1995 Incentive Stock Option Plan. The Compensation Committee held four meetings in 1996.

    The Audit Committee of the Board of Directors consists of Messrs. Azeez, Kavner and Slatkin. The Audit Committee is responsible for making recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audits and other services provided by the Company's independent auditors and reviews and evaluates the Company's internal audit and control functions. The Audit Committee held one meeting in 1996.

    DIRECTOR COMPENSATION. Directors do not receive cash compensation for serving in that capacity, but are reimbursed for the expenses they incur in attending meetings of the Board or committees thereof. Non-employee directors are eligible to receive options to purchase Common Stock awarded under the Company's Directors Stock Option Plan.

EXECUTIVE OFFICERS

    The executive officers of the Company serve at the discretion of the Board of Directors and presently include Messrs. Sky D. Dayton, Charles G. Betty, Barry W. Hall, Robert E. Johnson, Jr., David R. Tommela, Brinton O.C. Young and Dr. Richard D. Edmiston. See "Information Regarding Nominees For Directors" for information regarding Messrs. Dayton and Betty.

BARRY W. HALL
Age: 48

    Mr. Hall has served as Vice President, Finance and Administration and Chief Financial Officer of the Company since January 1996. From April 1994 to
December 1995, he was an independent management consultant. From 1989 to March 1994, Mr. Hall served as Chief Executive Officer and Chairman of California Amplifier, Inc., a publicly traded manufacturer of microwave amplifiers. Prior to joining California Amplifier, Inc., he served as Vice President of Finance and Chief Financial Officer of Los Angeles Cellular Telephone Company. Mr. Hall also worked for eight years as a certified public accountant with Arthur Young & Company. He currently serves on the board of directors of Luther Medical Products, Inc.

ROBERT E. JOHNSON, JR.
Age: 44

    Mr. Johnson has served as Vice President, Sales and Marketing of the Company since February 1995. From June 1992 through January 1995, he served as Vice President of Sales for Competence Software, Inc., a provider of interactive training software. From 1982 to May 1992, he was employed by Real World Software, Inc., a provider of accounting software, and served as its Vice President of National Sales from 1990 to May 1992. In December 1994, Mr. Johnson filed a voluntary bankruptcy petition which was dismissed in January 1996 when Mr. Johnson and his creditors agreed upon a repayment plan.

DAVID R. TOMMELA
Age: 57

    Mr. Tommela has served as Vice President, Operations of the Company since December 1995. From 1973 to August 1995, he served in various capacities for, and ultimately as the Chief Information Officer of, Southern California Edison Company, an electric power utility.

BRINTON O.C. YOUNG
Age: 45

    Mr. Young has served as Vice President, Strategic Planning of the Company since March 1996. From 1990 to 1996, Mr. Young was President of Young & Associates, a consulting firm specializing in strategic planning for high growth companies.

DR. RICHARD D. EDMISTON
Age: 54

    Dr. Edmiston has served as Vice President of Research and Development of the Company since January 1997. From December 1992 to January 1997, Dr. Edmiston was Vice President of Network Planning and Architecture at BBN Corporation, a leading Internet research and development organization, and the founder of BBN Planet, a leading provider of Internet services to businesses. From September 1990 to November 1992, Dr. Edmiston managed distributed computer and information systems research at GTE Laboratories.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. These persons are also required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's reporting persons complied during fiscal 1996 with all applicable Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executives officers named in the Summary Compensation Table included elsewhere herein and (iv) all directors and officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of April 2, 1997, the Record Date. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.


                                            AMOUNT AND NATURE OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS (1)    BENEFICIAL OWNERSHIP      CLASS
-----------------------------------------    --------------------      -----
Sky D. Dayton . . . . . . . . . . . . . .        1,587,500 (2)         16.2%
Kevin M. O'Donnell. . . . . . . . . . . .        1,134,702 (3)         11.4
Reed E. Slatkin . . . . . . . . . . . . .        1,181,237 (4)         11.9
Sidney Azeez. . . . . . . . . . . . . . .          544,124 (5)          5.6
Charles G. Betty. . . . . . . . . . . . .           83,299 (6)          *
Linwood A. Lacy, Jr . . . . . . . . . . .           44,810 (7)          *
Robert M. Kavner. . . . . . . . . . . . .           34,009 (8)          *
Robert E. Johnson, Jr.. . . . . . . . . .           17,500 (9)          *
John W. Sidgmore. . . . . . . . . . . . .         392,000 (10)          3.9
Paul McNulty. . . . . . . . . . . . . . .             504 (11)          *
Brinton O.C. Young. . . . . . . . . . . .          32,500 (12)          *
Barry W. Hall . . . . . . . . . . . . . .          17,500 (13)          *
David R. Tommela. . . . . . . . . . . . .          11,875 (14)          *
Quantum Industrial Partners LDC . . . . .         673,063 (15)          6.9
UUNET Technologies, Inc.. . . . . . . . .         392,000 (16)          3.9
Storie Partners, L.P (17).. . . . . . . .         521,892               5.4
All directors and officers as a group
(14 persons). . . . . . . . . . . . . . .       5,082,935 (18)         47.4

------------
 *   Represents beneficial ownership of less than 1% of the Common Stock.

 (1) Except as otherwise indicated by footnote, the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

 (2) Includes options to purchase 87,500 shares of Common Stock. Mr. Dayton's business address is that of the Company.

 (3) Includes (i) 7,538 shares of Common Stock and options to purchase an additional 50 shares held by Mr. O'Donnell's son, and (ii) warrants to purchase 182,500 shares of Common Stock. Mr. O'Donnell disclaims beneficial ownership of the shares of Common Stock held by his son and the shares of Common Stock issuable upon exercise of options held by his son. Mr. O'Donnell's address is 9933 Beverly Grove Drive, Beverly Hills, California 90210.

 (4)  Includes (i) warrants to purchase 182,500 shares of Common Stock and
      (ii) 7,428 shares of Common Stock held in trust for Mr. Slatkin's minor children. Mr. Slatkin's address is 890 N. Kellog Avenue, Santa Barbara, California 93111.

 (5) Includes (i) 316,201 shares of Common Stock held by Mr. Azeez's family and (ii) warrants to purchase 6,667 shares of Common Stock. The address of Mr. Azeez is c/o Unitel Cellular Communications Systems, Bayport One, Suite 400, West Atlantic City, New Jersey 08232.

 (6)  Includes (i) options to purchase 51,250 shares of Common Stock and
      (ii) 2,049 shares of Common Stock held by Mr. Betty's father-in-law and mother-in-law, of which Mr. Betty disclaims beneficial ownership.

 (7)  Includes warrants to purchase 10,000 shares of Common Stock.

 (8)  Includes warrants to purchase 13,334 shares of Common Stock.

 (9)  Includes options to purchase 17,500 shares of Common Stock.

(10) Includes 10,000 shares of Common Stock issuable upon the exercise of warrants and up to 382,000 shares of Common Stock issuable upon the conversion of outstanding indebtedness held by UUNET Technologies, Inc. ("UUNET"). Mr. Sidgmore is Chief Executive Officer and a director of UUNET and shares voting and investment power with the other UUNET directors.

(11)  Includes warrants to purchase 50 shares of Common Stock.

(12)  Includes options to purchase 16,875 shares of Common Stock.

(13)  Includes options to purchase 13,750 shares of Common Stock.

(14)  Includes options to purchase 9,375 shares of Common Stock.

(15) Includes warrants to purchase 66,700 shares of Common Stock. Quantum Industrial Partners LDC ("Quantum Industrial") has vested investment discretion with respect to its portfolio investments, including the Common Stock, in Soros Fund Management ("SFM"), a sole proprietorship of Mr. George Soros. Mr. Soros may be deemed to be the beneficial owner of the Common Stock held by Quantum Industrial. The shares shown exclude 214,545 shares of Common Stock and warrants to purchase 23,600 shares of Common Stock held directly by Mr. Soros and 45,455 shares of Common Stock and warrants to purchase 5,000 shares of Common Stock held by trusts established for the benefit of certain children of Mr. Soros. The shares shown also exclude 42,727 shares of Common Stock and warrants to purchase 4,700 shares of Common Stock held by certain managing directors and other employees of SFM, of which Mr. Soros disclaims beneficial ownership. The business address of Quantum Industrial is: c/o Curacao Corporation Company N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

(16) Includes 10,000 shares of Common Stock issuable upon the exercise of warrants and up to 382,000 shares of Common Stock issuable upon the conversion of outstanding indebtedness. The business address of UUNET is: 3060 Williams Drive, Fairfax, Virginia 22031.

(17) The business address of Storie Partners L.P. is: c/o Mr. Steve Ledger, One Bush Street, Suite 1350, San Francisco, California 94104.

(18) Includes (i) options and warrants to purchase 613,226 shares of Common Stock, (ii) 319,876 shares of Common Stock owned by family members or affiliates of certain members of the group, (iii) options and warrants held by family members or affiliates of certain members of the group to purchase 50 shares of Common Stock, and (iv) up to 382,000 shares of Common Stock issuable upon the conversion of outstanding indebtedness held by UUNET, of which Mr. Sidgmore serves as Chief Executive Officer and a director.

                                EXECUTIVE COMPENSATION

      PURSUANT TO SEC RULES FOR PROXY STATEMENT DISCLOSURE OF EXECUTIVE COMPENSATION, THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY HAS PREPARED THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION. THE COMMITTEE INTENDS THAT THIS REPORT CLEARLY DESCRIBE THE CURRENT EXECUTIVE COMPENSATION PROGRAM OF THE COMPANY, INCLUDING THE UNDERLYING PHILOSOPHY OF THE PROGRAM AND THE SPECIFIC PERFORMANCE CRITERIA ON WHICH EXECUTIVE COMPENSATION IS BASED. THIS REPORT ALSO DISCUSSES IN DETAIL THE COMPENSATION PAID TO THE COMPANY'S CHIEF EXECUTIVE OFFICERS, MR. SKY D. DAYTON (THROUGH MAY 1996) AND MR. CHARLES G. BETTY (THROUGH THE REMAINDER OF 1996).

               COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      This report by the Compensation Committee of the Board of Directors (the "Committee") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1996 and specifically reviews the compensation established for the Company's Chief Executive Officers as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company. The Committee also administers the Company's Stock Option Plans.

COMPENSATION PHILOSOPHY

      The Committee consists of three non-employee directors. The Committee is responsible for setting cash and long-term incentive compensation for executive officers and other key employees of the Company.

      The Company's compensation policies are intended to create a direct relationship between the level of compensation paid to executives and the Company's current and long-term level of performance. The Committee believes that this relationship is best implemented by providing a compensation package of separate components, all of which are designed to enhance the Company's overall performance. The components are base salary, short-term compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

BASE SALARIES

      The base salaries for the Company's executive officers for 1996 were established subjectively by the Committee. The salaries of Messrs. Dayton and Betty were established based on the market environment and the Company's need to attract and retain key personnel for whom the Company must compete against larger, more established companies.

SHORT-TERM ANNUAL BONUSES

      Annual bonuses established for the executive officers are intended to provide an incentive for improved performance in the short term. Target bonus levels for the executive officers are established by the Committee at the beginning of the year. For 1996, these bonuses were established based on pre-determined customer count levels.

LONG-TERM INCENTIVE COMPENSATION

      The Company's long-term incentive compensation plan for its executive officers is based on the Company's stock option plans. These plans promote ownership of the Company's Common Stock which, in turn, provides a common interest between the stockholder of the Company and the executive officers of the Company. In establishing a long-term compensation plan, the Board of Directors concluded that any compensation received under such plans should be directly linked to the performance of the Company, as reflected by increases in the price of its Common Stock, and the contribution of the individual thereto. Options have an exercise price equal to the fair market value of the shares on the date of grant and, to encourage a long-term perspective, have an exercise period of ten years. The number of options granted to executive officers is determined by the Committee, which is charged with administering the stock option plans.

      The base salaries, targeted bonus amounts and number of stock options established for or granted to the Company's executive officers for 1996 are based, in part on the Committee's understanding of compensation amounts and forms paid to persons in comparable roles performing at comparable levels at other companies in the same or related industries. Such amounts however, mainly reflect the subjective discretion of the members of the Committee based on the evaluation of the Company's current and anticipated future financial performance, the contribution of the individual executive officers to such financial performance, the contribution of the individual executive officers to the Company in areas not necessarily reflected by the Company's financial performance and the most appropriate incentive to link the performance and compensation of the executive officers to the stockholder's return on the Company's Common Stock.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      Sky D. Dayton was the Company's Chief Executive Officer during the period
January 1, 1996 through May 7, 1996.   During this period, Mr. Dayton was paid
$40,008 based on an annual base salary of $137,000, which was subsequently increased to $165,000 in May 1996. The base salary was consistent with Mr. Dayton's 1995 base salary and was awarded to Mr. Dayton by the Committee in its subjective discretion based on Mr. Dayton's contributions to the Company. Because Mr. Dayton is already a substantial stockholder of the Company, no stock options were granted to Mr. Dayton during 1996. To provide incentive to Mr. Dayton to devote additional efforts to improve the Company's performance, Mr. Dayton was allowed to participate in the Company's 1996 annual bonus plan that provided for a cash bonus based on achieving certain customer count levels. Mr. Dayton's total 1996 annual bonus payment was $70,006.

      In January 1996, the Company entered into a two-year employment agreement with Mr. Charles G. Betty. Under this agreement, the Company agreed to employ Mr. Betty as its President at a salary of $225,000 per year plus a $24,000 a year travel allowance for Mr. Betty and his family and such other benefits as are generally made available to other senior executives of the Company. In
May 1996, Mr. Betty was named the Company's Chief Executive Officer. Pursuant to his employment agreement, Mr. Betty was also guaranteed a bonus of at least $37,500 for 1996 and was eligible to earn up to an additional $37,500 for 1996 if the Company had a specified number of customers by year-end. In connection with entering into the employment agreement, Mr. Betty purchased 25,000 shares of the Common Stock at $4.84 per share, and also was granted options to purchase an additional 175,000 shares of Common Stock at an exercise price of $4.84 per share. In addition, in September 1996, Mr. Betty was granted options to purchase an additional 75,000 shares of Common Stock at an exercise price of $11.00 per share. As a result of Mr. Betty's contributions not necessarily being reflected in the in the Company's financial performance, the Committee reconsidered the plan and in its discretion, allowed Mr. Betty to participate in the 1996 annual bonus plan that provided for a cash bonus based on achieving certain customer count levels and awarded Mr. Betty an actual bonus of $77,635.

BENEFITS

      The Company believes that it must offer a competitive benefits program to attract and retain all of its full time employees. Accordingly, the Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

LIMITATIONS ON DEDUCTIBILITY OF COMPENSATION

      Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for the Company's executive officers.


                              SUBMITTED BY:  THE COMPENSATION COMMITTEE
                              Linwood A. Lacy, Jr.
                              Kevin M. O'Donnell
                              Reed E. Slatkin

      THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE AS A RESULT OF ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT OR ANY PART HEREOF IN THE COMPANY'S 1996 ANNUAL REPORT TO STOCKHOLDERS OR ITS REPORT ON FORM 10-K.

             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Lacy, O'Donnell and Slatkin. No member of the Compensation Committee was, during the last fiscal year, an officer or employee of the Company nor was formerly an officer of the Company. The following transactions involve, among others, members of the Compensation Committee and are required to be described under the rules of the SEC.

      During January 1996, Mr. Slatkin agreed to act as lessee together with the Company under an equipment lease in the amount of $1.5 million. As consideration for this agreement, the Company issued Mr. Slatkin warrants to purchase 100,000 shares of Common Stock at an exercise price of $4.84 per share, the amount then determined by the Board of Directors to constitute the fair market value as of January 1996. The Company and Mr. O'Donnell subsequently agreed to indemnify Mr. Slatkin against certain liability arising out of this lease. As consideration for this agreement, Mr. Slatkin transferred one-half of these warrants to Mr. O'Donnell.

      In 1996, the Company's officers, directors and more than five percent stockholders (including certain of their family members and affiliates) have purchased shares of Common Stock at the weighted average per share purchase prices as follows: Charles G. Betty, 25,000 shares, $4.84 per share; Sky D. Dayton, 1,500,000 shares, $.0006 per share; Sidney Azeez, 522,457 shares, $6.26 per share; Linwood A. Lacy, Jr., 24,810 shares, $4.84 per share; Robert M. Kavner, 20,675 shares, $4.84 per share; Kevin M. O'Donnell, 942,152 shares, $.84 per share; Reed E. Slatkin, 942,157 shares, $.84 per share; and Storie Partners, L.P., 415,598 shares, $6.26 per share.

      In June 1996, the Company issued $2,950,000 of its 10% Promissory Notes to 17 purchasers, including certain of its directors and more than five percent stockholders. In connection with this financing, and as additional consideration for the investment of these purchasers, the Company also issued warrants to purchase 98,340 shares of Common Stock having an exercise price of $11.00 per share. The 10% Promissory Notes were due on or before June 6, 1997 with interest payable monthly until such date. The warrants are exercisable for five years commencing on the date of issuance. The following directors and more than five percent stockholders participated in this financing: Sidney Azeez, $200,000 note, 6,667 warrants; Robert M. Kavner, $100,000 note, 3,334 warrants; Kevin M. O'Donnell, $225,000 note, 7,500 warrants; Reed E. Slatkin, $225,000 note, 7,500 warrants; and Storie Partners, L.P., $300,000 note, 10,000 warrants. The holders of $725,000 of the 10% Promissory Notes, including Messrs. Slatkin and Abbott and Storie Partners, L.P., converted their indebtedness into 55,767 shares of Common Stock upon consummation of the Companys' initial public offering in January 1997. At that time, the Company also repaid the remaining balance of the 10% Promissory Notes.

      In September 1996, the Company sold 2,727,273 shares of its Series A Convertible Preferred Stock to certain purchasers, including, among others, certain directors and stockholders. Each two shares of Series A Convertible Preferred Stock automatically converted into one share of Common Stock upon the consummation of the Company's initial public offering. The following directors and more than five percent stockholders (including certain of their family members and affiliates) participated in this financing (share numbers reflect shares of Common Stock issued upon conversion of the Series A Convertible Preferred Stock): Quantum Industrial Partners LDC ("Quantum Industrial") (933,063 shares of Common Stock and 95,300 shares of Common Stock underlying warrants, which includes 214,545 shares of Common Stock and warrants to purchase 23,600 shares of Common Stock held by George Soros, who may be deemed to have sole and ultimate control over Soros Fund Management, in which Quantum Industrial has vested investment discretion with respect to its portfolio investments, and 45,455 shares of Common Stock and 5,000 shares of Common Stock underlying warrants held by trusts established for the benefit of certain children of Mr. Soros. Mr. Soros may be deemed to be the beneficial owner of the Common Stock held by Quantum Industrial.); Storie Partners, L.P. (90,909 shares of Common Stock); Reed E. Slatkin (39,273 shares of Common Stock); Sidney Azeez (15,000 shares of Common Stock); Linwood A. Lacy, Jr. (10,000 shares of Common Stock); Paul McNulty (454 shares of Common Stock and 50 shares of Common Stock underlying warrants); Kevin M. O'Donnell (10,000 shares of Common Stock); and Charles G. Betty (5,000 shares of Common Stock).

      Mr. Lacy also serves as President and Chief Executive Officer of Micro Warehouse Incorporated ("Micro Warehouse"), one of the Company's affinity marketing partners. For the year ended December 31, 1996, the Company paid Micro Warehouse approximately $51,000 in bounties for new Company customers generated by Micro Warehouse.

CERTAIN TRANSACTIONS

      In addition to the transactions described under "Compensation Committee Committee Interlocks and Insider Participation," the following transactions are required to be disclosed under the rules of the SEC:

      John W. Sidgmore, a member of the Company's Board of Directors, also serves as a director and as President and Chief Executive Officer of UUNET and as a director and Vice Chairman and Chief Operations Officer of UUNET's corporate parent, WorldCom. UUNET is the Company's primary provider of leased dial-up points of presence ("POPs") for Internet access. In connection with the Company's and UUNET's execution of a new network services agreement in May 1996, the Company issued warrants to UUNET to purchase 10,000 shares of Common Stock having an exercise price of $20.00 per share.

      In connection with an amendment to the Company's network services agreement with UUNET, the Company issued a $5.0 million, one-year promissory note to UUNET and filled a vacancy on the Board of Directors with a designate of UUNET, Mr. Sidgmore. This note bears interest at prime plus 2% per annum (an effective rate of 10.25% per annum at December 31, 1996), and became convertible upon consummation of the Company's initial public offering into 382,000 shares of Common Stock. The Company also granted UUNET certain registration rights identical to those presently held by most of the Company's then existing stockholders. In 1996 EarthLink paid UUNET approximately $4.2 million for network services.

      The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties. It is the Company's current policy that all transactions by the Company with officers, directors, more than five percent stockholders and their affiliates will be entered into only if such transactions are approved by a majority of disinterested independent directors and are on terms such directors believe are no less favorable to the Company than could be obtained from unaffiliated parties.

EXECUTIVE OFFICER COMPENSATION

                         TABLE I - SUMMARY COMPENSATION TABLE

      The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 during fiscal 1996 and was serving at the end of fiscal 1996. Such executive officers are hereinafter referred to as the Company's "Named Executive Officers."



                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                               ANNUAL COMPENSATION    ------------------------
                                                               -------------------       SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR     SALARY              BONUS          OPTIONS (#)          COMPENSATION
---------------------------                       ----     ------              -----   ----------------------    ----------------
Sky Dayton                                       1996     $153,036          $70,006               --                   --
   Chairman (1). . . . . . . . . . . . . . . .   1995       97,726           16,573            250,000                 --

Charles G. Betty                                 1996      220,550           77,635            250,000             $24,000(2)
   President and Chief Executive Officer (1) .   1995        --               --                  --                   --

Barry W. Hall
   Vice President, Finance and Admini-           1996      121,567           32,092             75,000                 --
    stration and Chief Financial Officer . . .   1995        --               --                  --                   --

David R. Tommela                                 1996      130,392           34,439             12,500                 --
   Vice President, Operations. . . . . . . . .   1995        8,862            --                37,500                 --

Robert E. Johnson, Jr.                           1996      100,000       111,162(3)               --                   --
   Vice President, Sales and Marketing . . . .   1995       87,578        21,646(3)             50,000                 --

Brinton O.C. Young                               1996       73,681           18,409            112,500                 --
   Vice President, Strategic Planning. . . . .   1995        --               --                  --                   --

-------------

(1) Mr. Dayton served as the Company's President until January 15, 1996 when Mr. Betty's employment commenced. Mr. Dayton served as the Company's Chief Executive Officer until May 7, 1996 when Mr. Betty was appointed to that position.

(2) Consists of reimbursement of travel expenses paid in accordance with Mr. Betty's employment agreement.

(3) The bonus amounts shown for Mr. Johnson represent sales commissions.

                       TABLE II - OPTION GRANTS IN FISCAL 1996

    This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1996 to purchase shares of the Company's Common Stock. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term.





                                            % OF TOTAL                                       POTENTIAL REALIZABLE VALUE
                               NUMBER OF       OPTIONS                                         AT ASSUMED ANNUAL RATES
                             SECURITIES      GRANTED TO                                     OF STOCK PRICE APPRECIATION
                             UNDERLYING      EMPLOYEES      EXERCISE                           FOR THE OPTION TERM(5)
                                OPTIONS      IN FISCAL         PRICE      EXPIRATION      ------------------------------
NAME                          GRANTED (#)       YEAR         ($/SH)           DATE           5%                  10%
----                        --------------   ----------     ----------     ----------     ------------------------------
Sky D. Dayton. . . . . . .       --              --             --            --              --                  --
Charles G. Betty . . . . .  175,000 (1)         20.6%         $4.84         1/14/06      $2,858,735          $5,053,764
                             75,000 (2)          8.8          11.00         9/23/06         763,172           1,703,899
Barry W. Hall. . . . . . .   50,000 (3)          5.9           4.84         1/07/06         816,782           1,443,933
                             25,000 (4)          2.9           9.76         5/06/06         285,391             598,966
David R. Tommela . . . . .   12,500 (4)          1.5           9.76         5/06/06         142,695             299,483
Robert E. Johnson, Jr. . .       --              --             --            --              --                  --
Brinton O.C. Young . . . .  112,500 (4)         13.3           9.76         5/06/06       1,284,258           2,695,348

---------------

(1) Vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant, January 15, 1996.

(2) Vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant, September 24, 1996.

(3) Vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant, January 8, 1996.

(4) Vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant May 7, 1996.

(5) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the Company's initial public offering price of $13.00 per share. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

                   TABLE III - OPTION EXERCISES IN FISCAL 1996 AND
                          FISCAL 1996 YEAR-END OPTION VALUES

    None of the Company's Named Executive Officers exercised any stock options during fiscal 1996. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1996. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $13.00, which was the per share price to the public in the Company's initial public offering which was effected on January 21, 1997.



                                             NUMBER OF
                                       SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                        UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS (1)
                                  ---------------------------------  ---------------------------------
NAME                               EXERCISABLE       UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
----                             ------------       --------------  ------------       --------------
Sky D. Dayton . . . . . . . . .      75,000             175,000       $839,250           $1,958,250
Charles G. Betty. . . . . . . .      30,000             220,000        221,700            1,356,300
Barry W. Hall . . . . . . . . .      10,000              65,000         69,300              419,700
David R. Tommela. . . . . . . .       8,750              41,250         65,250              281,250
Robert E. Johnson, Jr.. . . . .      15,000              35,000        167,850              391,650
Brinton O.C. Young. . . . . . .      11,250             101,250         36,450              328,050

---------------

(1) The value of "in-the-money" options represents the difference between the exercise price of stock options and the initial public offering price of $13.00.

EMPLOYMENT AGREEMENT

    In January 1996, the Company entered into a two-year employment agreement with Mr. Charles G. Betty. Under this agreement, the Company agreed to employ Mr. Betty as its President and Chief Operating Officer at a salary of $225,000 per year plus a $24,000 a year travel allowance for Mr. Betty and his family and such other benefits as are generally made available to other senior executives of the Company. In May 1996, Mr. Betty was named the Company's Chief Executive Officer. Pursuant to his employment agreement, Mr. Betty was also guaranteed a bonus of at least $37,500 for 1996 and was eligible to earn up to an additional $37,500 for 1996 if the Company had a specified number of customers by year-end. Mr. Betty's actual bonus for 1996 was $77,635. In addition, the agreement provides that (i) if Mr. Betty is terminated by the Company other than for "cause" or "total disability," as defined in the agreement, (ii) if the Company elects not to extend the term of the employment agreement at the end of the first two-year term or any yearly extension, or (iii) if Mr. Betty terminates his employment because of a breach of the employment agreement by the Company, he is entitled to severance compensation equal to 100% of his then-current annual salary. In connection with entering into the employment agreement, Mr. Betty purchased 25,000 shares of the Common Stock at $4.84 per share, and also was granted options to purchase an additional 175,000 shares of Common Stock at an exercise price of $4.84 per share. In addition, in September 1996, Mr. Betty was granted options to purchase an additional 75,000 shares of Common Stock at an exercise price of $11.00 per share. All of Mr. Betty's options vest in equal quarterly increments of 5% during the five-year period beginning on the respective dates of grant, January 15, 1996 and September 24, 1996. In the event of a "change in control," as defined in the agreement, the termination of Mr. Betty by the Company other than for cause or if Mr. Betty terminates his employment because of a breach of the agreement by the Company, all unvested options held by Mr. Betty will vest immediately.

STOCK PERFORMANCE GRAPH

    The following indexed line graph indicates the Company's total return to stockholders from January 22, 1997, the date on which the Company's Common Stock began trading on the Nasdaq National Market, to February 28, 1997, as compared to the total return for the Nasdaq Stock Market - US Index and the Nasdaq Telecommunications Index for the same period. The calculations in the graph assume that $100 was invested on January 22, 1997, in each of the Company's Common Stock and each index and also assume dividend reinvestment.







                                       [GRAPH]





--------------------------------------------------------------------------------
                                             1/22/97      1/31/97     2/28/97
--------------------------------------------------------------------------------
 EarthLink Network, Inc.                    $100          $135        $123
--------------------------------------------------------------------------------
 Nasdaq Stock Market - US Index             $100          $100         $94
--------------------------------------------------------------------------------
 Nasdaq Telecommunications Index            $100           $98         $96
--------------------------------------------------------------------------------

                                    OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.

                               SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. The Company has engaged American Stock Transfer & Trust Company to assist it in the proxy solicitation process and will pay such firm approximately $1,000 for its services (exclusive of postage fees). In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                                 INDEPENDENT AUDITORS

     The firm of Price Waterhouse LLP served as the Company's independent auditors for the fiscal year ended December 31, 1996 and the Board of Directors has reappointed this firm as the Company's independent auditors for the fiscal year ending December 31, 1997. A representative of this firm is expected to attend the Annual Meeting to respond to questions from stockholders and to make a statement if he or she so desires.

                    STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal that a stockholder may desire to have included in the Company's proxy material for presentation at the 1998 Annual Meeting must be received by the Company at its executive offices at 3100 New York Drive, Pasadena, California 91107, Attention Barry W. Hall, Secretary, on or prior to December 31, 1997.

                                    ANNUAL REPORT

     The Company's 1996 Annual Report to Stockholders (which is not part of the Company's proxy soliciting material) is being mailed to the Company's Stockholders with this proxy statement.


                                        By order of the Board of Directors,



                                        Sky D. Dayton
                                        CHAIRMAN OF THE BOARD
Pasadena, California
April 22, 1997

        THIS PROXY IS SOLICITED ON BEHALF THE BOARD OF DIRECTORS OF
                          EARTHLINK NETWORK, INC.

    The undersigned stockholder(s) of EarthLink Network, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 1997, and hereby appoints Sky D. Dayton and Charles G. Betty, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. Pacific Standard Time on Thursday, May 22, 1997 in the Executive Conference Room of the Company's Wes LeBaron Technology Center, 2947 Bradley Street, Pasadena, California 91107 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                       PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                       ANNUAL MEETING OF STOCKHOLDERS
                          EARTHLINK NETWORK, INC.

                                May 22, 1997

                Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------
A [X] Please mark your votes as in this example.

(1) To elect the nominee listed at right to serve as directors of the Company for the ensuing year:

    FOR all nominees listed at right, except as indicated below  [    ]

    WITHHOLD authority to vote for all nominees  [   ]

INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK "FOR" ABOVE, AND WRITE THE NAME OF THE NOMINEE OR NOMINEES AS TO WHOM YOU WISH TO WITHHOLD AUTHORITY IN THE SPACE BELOW. YOU MAY ALSO USE THE SPACE BELOW TO CUMULATE VOTES WITH RESPECT TO ONE OR MORE NOMINEES.

-------------------------------------------------------------------------------

NOMINEES:
    Sky D. Dayton, Charles G. Betty,
    Sidney Azeez, Robert M. Kavner,
    Linwood A. Lacy, Jr., Paul McNulty,
    Kevin M. O'Donnell, John W. Sidgmore
    and Reed E. Slatkin

Stockholders are entitled to cumulate votes in the election of directors as described in the enclosed Proxy Statement. To cumulate votes as to a particular nominee(s), indicate the name(s) and the number of votes to be given to such nominee(s) on the line provided at left.

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL (1) ABOVE AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.


Signature _____________________________________


Signature (if held jointly) __________________________________ Dated ____, 1997
                            TITLE OR AUTHORITY (IF APPLICABLE)

NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person.